Exhibit 99.1

A.M. BEST ASSIGNS A- (Excellent) RATING TO AMERICAN

PHYSICIANS INSURANCE COMPANY

AUSTIN, TEXAS, November 27, 2007 – American Physicians Service Group, Inc. (“APS”) (NASDAQ: AMPH) today announced that A.M. Best Company has assigned a financial strength rating of A- (Excellent) and an issuer credit rating of “a-“ to American Physicians Insurance Company (“API”).

A.M. Best cited API’s strengthened risk-adjusted capital position, historically favorable operating performance, experienced management team and strong policyholder retention in assigning the rating. They also noted the benefits derived from API’s status as a newly acquired wholly owned subsidiary of APS, saying that the transaction had provided API with financial flexibility and access to capital that it previously did not possess.

Ken Shifrin, APS’ Chairman of the Board, stated, “We are obviously pleased with our strong initial rating from A.M. Best. While API had grown as an unrated carrier to be the third largest medical malpractice insurer in Texas by offering the excellent service reflected in its ‘doctors serving doctors’ motto, we believe that this rating will enhance both geographic expansion opportunities and opportunities with those Texas medical groups who purchase only from rated carriers.”

Tim LaFrey, President, added, “Obtaining the favorable rating for API is another step in our plan to strengthen and grow APS. In April we acquired API. In June we raised $36 million in a follow-on stock offering and contributed $10 million to the capital of API. We announced our expansion into Oklahoma in August and have now demonstrated our financial strength with a strong rating from A.M. Best. We remain aggressive in seeking venues for expansion of our core business and look forward to reporting our progress.”

About APS

APS is an insurance and financial services firm with subsidiaries and affiliates which provide medical malpractice insurance for doctors and other healthcare professionals and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas.

Forward-Looking Statements

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company’s investor relations department.

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, Suite C-300

Austin, Texas 78746

512.328.0888